Exhibit 99.1

Iridex Announces Strategic Investment in the Company

MOUNTAIN VIEW, Calif., March 19, 2025 – Iridex Corporation (NASDAQ: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems and delivery devices for the treatment of glaucoma and retinal diseases, today announced the closing of a strategic investment in the company resulting in $10 million of gross proceeds along with an option by the investor to fund up to $10 million of additional proceeds for future growth initiatives (the “Transaction”). The sole counterparty to the Transaction is Novel Inspiration International Co., Ltd. (“Novel”), an investment company founded in 2020, which had the assistance of William Moore, formerly both a board member and Chief Executive Officer of the company.

The portion of the Transaction that closed today involves the sale of $6 million of new Series B Preferred Stock (the “Series B Preferred”) and $4 million in aggregate principal amount of notes convertible into Series B Preferred. Pursuant to the Transaction documents, Iridex and Novel will jointly pursue growth initiatives which may result, at Novel’s election, in the issuance of an additional $10 million in aggregate principal amount of notes (the “Growth Notes”) convertible into common stock of the company.

The Series B Preferred and notes convertible into shares of Series B Preferred issued today were priced at a common stock equivalent of $2.00 per share. The Growth Notes will convert into common stock based upon the company’s future public market common stock trading price, subject to a conversion price floor and escalating future maximum conversion prices. All of the convertible notes have three-year terms and bear interest at 12%, with such interest payable quarterly in the form of common stock, with the number of shares due based upon the company’s future public market common stock trading price, in each case, subject to a conversion price floor and escalating future maximum conversion prices. The terms and conditions of the Series B Preferred, the convertible notes and certain other rights granted to Novel are further defined in the Transaction documents filed as exhibits to the Company’s Form 8-K expected to be filed on the date hereof. Interested parties are encouraged to review the Transaction documents to fully understand the terms of the Transaction, which are summarized herein.

Iridex’s Chief Executive Officer, Patrick Mercer, commented, “The Novel Transaction concludes the strategic review process previously announced by the company. We are excited about our future prospects to collaborate with Novel. This Transaction recapitalizes the company, enhancing our ability to pursue opportunities related to our advanced laser-based treatments, particularly for glaucoma. This is especially important following the November 2024 Local Coverage Determination (LCD), which we believe significantly altered the reimbursement landscape for physicians by introducing new limitations for implantable Micro-Invasive Glaucoma Surgery (MIGS) devices.”

In connection with the Transaction, Novel has the right to appoint two board members. William Moore, who will be joining Iridex’s board of directors in connection with the Transaction, commented, “Iridex is a globally known brand with a long history that is highly regarded in the ophthalmology space. I believe Iridex can and should look to leverage these existing assets to expand its business beyond the laser therapies that have historically been its focus. I approached Novel with this idea, and they agreed to provide the financing for the Transaction.”

A portion of the proceeds of the sale and issuance of the Series B Preferred Stock and the initial convertible notes was used for the repayment of the Senior Convertible Promissory Note, dated August 7, 2024, issued by the company to Lind Global Asset Management IX LLC, with the remaining proceeds to be used for general corporate purposes.

Reflecting the conclusion of its strategic review, Iridex is announcing the appointment of Romeo Dizon as the company’s Chief Financial Officer. Mr. Dizon replaces Fuad Ahmad, who had served as Interim Chief Financial Officer. Mr. Dizon previously worked with Iridex from 2008 to 2020, serving at various times as the company’s Controller, Vice President of Finance, and Interim Chief Financial Officer.

Iridex will provide its final fourth quarter and full year 2024 financial results will be released and discussed as previously announced on a conference call scheduled for 2:00pm PT on Thursday, March 27, 2025. That call will focus on the company’s existing operations. A special call will be scheduled for Iridex investors in April 2025, prior to the ASCRS Annual Meeting, which is scheduled for April 25-28 in Los Angeles.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2025 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including statements made about the joint pursuit of collaboration initiatives with Novel and the Growth Notes, as well as regarding future opportunities for strategic expansion related to and beyond laser treatments. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact:
Philip Taylor

Gilmartin Group
investors@iridex.com